EX-99.05 PRESS RELEASE





                                  Exhibit 99.05

                               CELERITY SOLUTIONS

                              For Immediate Release

Celerity Solutions Completes financing
to fund Slingshot eCity

Dedham, MA (March 22, 2000) -- Celerity Solutions, Inc. (Celerity; NASDAQ BB:
CLTY), today announced it has completed a private equity financing of approximately $1 million to fund expansion and marketing of it's Slingshot e-business division. Management as well as private investors participated in the financing. According to Paul Carr, Celerity's CEO "Time-to-market is critical in todays B2B e-business marketplace. These funds will allow us to accelerate both our marketing and development efforts." Complete details of the financing are available in the Company's recent 8K filing.

Slingshot eCity's eBusiness solution delivers continuous online synchronization of planning and order fulfillment functions in a single browser-based eBusiness suite. Initial Slingshot products include eSell - customer order management, eBuy - internet procurement, eStock - warehouse and inventory management and ePlan - continuous supply chain planning. The Slingshot suite is under development. A pre-release version of all modules will be presented at the Distribution Software Exposition in Chicago (April 4th - 6th).

For More Information Contact: Dave Waldron at 781-329-1900 extension 233 or dwaldron@slingshot-ecity.com

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This press release may contain certain forward-looking statements, e.g.
"expect", "projected," within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. Celerity cautions readers not to place undue reliance on any forward looking statements, which speak only as to management's expectations on the date hereof. Celerity does not undertake - and specifically declines any obligation - to publicly release the result of any revision which may be made to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

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